To:    Bank of America Europe Designated Activity Company
Two Park Place
Hatch Street
Dublin 2
Ireland
Attention:         EMEA Lending Fulfilment
E-Mail:         colin.gotts@bofa.com & kevin.p.day@bofa.com
as Facilities Agent under Facilities Agreement
(as defined below) and on behalf of the
Finance Parties
30 September 2021

CARNIVAL CORPORATION AND CARNIVAL PLC – Multicurrency Revolving Facilities Agreement dated 18 May 2011
1.    Background
1.1    We refer to the USD1,400,000,000, £150,000,000 and €1,000,000,000 Multicurrency Revolving Facilities Agreement dated 18 May 2011 (as amended and restated most recently on 6 August 2019 and further amended from time to time) between, among others, Carnival Corporation, Carnival plc and Bank of America Europe Designated Activity Company as facilities agent (the Facilities Agreement).
1.2    Terms defined in the Facilities Agreement have the same meanings in this letter, unless the context otherwise requires. The provisions of Clause 1.2 (Construction) of the Facilities Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.
1.3    We are writing to you in our capacity as Obligors’ Agent pursuant to Clause 2.4 (Obligors’ Agent) and as Costa Crociere S.p.A. in accordance with the Facilities Agreement to apply for the consent of the Facilities Agent (acting on the instructions of the Majority Lenders) to the following request. We hereby confirm that Clause 2.4 (Obligors’ Agent) of the Facilities Agreement remains in full force and effect as at the date of this letter and that we are authorised to execute this letter on behalf of each Obligor in accordance with Clause 2.4 (Obligors’ Agent) of the Facilities Agreement.
1.4    Due to the proposed discontinuance of LIBOR, certain currencies in the Facilities Agreement will not be available for utilisation on the terms set out in the Facilities Agreement after 31 December 2021 without amending the Facilities Agreement to provide for a different interest rate benchmark and calculation methodology. As it is not our current intention to utilise the Facilities in Sterling, rather than seek to make such amendments now, we are requesting that the Facilities Agreement is amended so that Sterling is removed from the available currencies under the Facilities Agreement and an alternative to Overnight LIBOR for the Swingline Facility under Tranche C is provided.
2.    Amendment Request
Accordingly, in accordance with Clause 41 (Amendments and waivers) of the Facilities Agreement, we request that you seek the consent of the Majority Lenders to the amendment of the following provisions of the Facilities Agreement:
(a)    a new definition be added to Clause 1.1 (Definitions) in alphabetical order as follows:
“€STR means in relation to any day:
(a)    the euro shortterm rate administered by the European Central Bank (or any other person which takes over the administration of that rate) published by the European Central Bank (or any other person which takes over publication of that rate) on page EUROSTR= of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) on that day. If such page or service ceases to be available, the Facilities Agent may specify another page or service displaying the relevant rate after consultation with the Company; or
(b)     as otherwise determined in accordance with Clause 9.8 (Unavailability of €STR – Swingline Loans under Tranche C), and, if in either case, that rate is less than zero, €STR shall be deemed to be zero.”
(b)    the definition of “Overnight LIBOR” in Clause 1.1 (Definitions) shall be deleted in full;
(c)    paragraph (c) of the definition of “Screen Rate” in Clause 1.1 (Definitions) shall be deleted in full;
(d)    a new definition be added to Clause 1.1 (Definitions) in alphabetical order as follows:
“Subsidiary Deed of Guarantee means the deed of guarantee issued by the Subsidiary Guarantors in favour of the Facilities Agent dated 11 May 2021.”
(e)    paragraph (a) of Clause 5.3 (Currency and amount) be amended by adding the following at the end of the paragraph:
“(save that the Base Currency may not be selected under Tranche B after 30 September 2021)”
(f)    paragraph (b) of Clause 9.1 (Swingline Facilities) be amended by adding the following at the end of the paragraph:
“(on or before 30 September 2021 only)”
(g)    paragraph (a)(iii)(B) of Clause 9.6 (Interest) shall be deleted in full and replaced with the following:
“(B)    €STR,”
(h)    Clause 9.8 (Unavailability of Screen Rate – Swingline Loans under Tranche C) shall be deleted in full and replaced with the following:
“Clause 9.8     (Unavailability of €STR – Swingline Loans under Tranche C)
(a)     If €STR (pursuant to paragraph (a) of that definition) (the Euro Rate) is not available for any day the applicable €STR for that date shall be the most recent applicable Euro Rate which is as of a day which is no more than 5 days before that day.
(b)    If paragraph (a) above applies and there is no applicable Euro Rate which is as of a day which is no more than 5 days before that day, there shall be no €STR for that day and Clause 9.9 (Cost of funds – Swingline Loans under Tranche C) shall apply.”
(i)    paragraph (a)(ii) of Clause 11.3 (Conditions relating to Optional Currencies) be deleted in full and replaced with the following:
“(ii)    it is US Dollars, euro or (before 30 September 2021) Sterling.”, as soon as possible and in any event by no later than 5.00 p.m. on 30 September 2021.
3.    Consent
By your countersignature of this letter, you confirm that the amendments requested in this letter have been given by the Majority Lenders.

4.    Representations
The Repeating Representations are confirmed to be true in all material respects by each Obligor (by reference to the facts and circumstances then existing) on the date of this letter, and in each case as if references to the Finance Documents in such Repeating Representations are references to this letter.
5.    Guarantee
On the date of this letter, each Obligor and the Company (in its capacity as Obligors’ Agent on behalf of each Obligor (other than Costa Crociere S.p.A.)):
(a)    confirms its acceptance of the Facilities Agreement (as amended by this letter);
(b)    agrees that it is bound as an Obligor by the terms of the Facilities Agreement (as amended by this letter);
(c)    if a Guarantor, confirms that its guarantee provided under Clause 23 (Guarantee and Indemnity) of the Facilities Agreement (as amended by this letter) and the relevant Deed of Guarantee:
(i)    continues in full force and effect on the terms of the Facilities Agreement as amended by this letter and the relevant Deed of Guarantee; and
(ii)    extends to the obligations of the Obligors under the Finance Documents (including the Facilities Agreement as amended by this letter and notwithstanding the imposition of any amended, additional or more onerous obligations); and
(d)    if a Subsidiary Guarantor, confirms that its guarantee provided under the Subsidiary Deed of Guarantee:
(i)    continues in full force and effect on the terms of the Facilities Agreement (as amended by this letter) and the relevant Subsidiary Deed of Guarantee; and
(ii)    extends to the obligations of the Obligors under the Finance Documents (including the Facilities Agreement as amended by this letter and notwithstanding the imposition of any amended, additional or more onerous obligations).
6.    Miscellaneous
6.1    Save as expressly set out in this letter:
(a)    the Finance Documents remain in full force and effect; and
(b)    nothing in this letter shall constitute or be construed as a waiver or compromise of any other term or condition of the Finance Documents or any of the Finance Parties’ rights in relation to them which for the avoidance of doubt shall continue to apply in full force and effect.
6.2    This letter is a Finance Document. With effect from the date of your countersignature to this letter, this letter and the Facilities Agreement shall be read and construed as one document.
6.3    This letter may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same letter. Delivery of a counterpart of this letter by e-mail attachment or telecopy shall be an effective mode of delivery.
6.4    Pursuant to and in accordance with the transparency rules (Disposizioni in materia di trasparenza delle operazioni e dei servizi bancari e finanziari. Correttezza delle relazioni tra intermediari e clienti) applicable to transactions and banking and financial services issued by Bank of Italy on 29 July 2009 and published in the Italian official gazette (Gazzetta Ufficiale) no. 217 on 18 September 2009 (as amended and supplemented from time to time) (the Transparency Rules), the Parties mutually acknowledge and declare that this letter and any of its terms and conditions have been negotiated, with the assistance of their respective legal counsels, on an individual basis and, as a result, this letter falls into the category of the agreements “che costituiscono oggetto di trattativa individuale” which are exempted from the application of Section II of the Transparency Rules.

6.5    This letter and any non-contractual obligations arising out of or in relation to this letter are governed by English law.
6.6    The provisions of Clauses 39 (Partial invalidity), 37 (Notices), 46 (Governing law), 47 (Enforcement) of the Facilities Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.
Please sign and return to us a counterpart of this letter in order to indicate your agreement to its terms.
Yours faithfully

/s/ Quinby Dobbins
for and on behalf of
Carnival Corporation
for itself and as agent for and on behalf of each Obligor (other than Costa Crociere S.p.A.)

/s/ David Bernstein
for and on behalf of
Costa Crociere S.p.A.

We acknowledge and agree to the terms of this letter

/s/ Kevin Day
Kevin Day
Vice President

for and on behalf of
Bank of America Europe Designated Activity Company
as Facilities Agent and on behalf of the
Finance Parties
(acting on the instructions of the Majority Lenders
pursuant to Clause 41 (Amendments and waivers) of the Facilities Agreement)